Exhibit 99.1

              National Beverage... Energizing the `Energy Segment'

    FORT LAUDERDALE, Fla.--(BUSINESS WIRE)--Sept. 29, 2006--Throughout the nation, consumers are enjoying energy boosts with new and unique offerings by National Beverage Corp. (AMEX:FIZ).

    Rip It, the company's most popular energy brand, has gained additional distribution with the nation's largest retail drugstore chain on a national basis. Rip It's six delicious flavors can be found in warehouse chains, drug and dollar stores and grocery chains from coast to coast.

    Detroit now has its "Freek On" with National Beverage's recent and funkiest energy drink, FREEK(TM), in five outrageously evil and delicious flavors. FREEK recently hit the Detroit market with a unique marketing campaign featuring 'teaser' billboards, freaky contests, free tee-shirts, and wild sampling events.

    Pleased by the results of FREEK in Detroit, the brand is being rolled out to other major metropolitan markets.

    Additionally, National Beverage's newest energy drink developed by women for women - Chic - will be launched during the National
Association of Convenience Stores (NACS) show in Las Vegas beginning October 9. Chic provides enhanced alertness and 'feelings' relative to energy with a refreshing fruit flavor and the packaging is in attractive, slim cans.

    "The energy drink category exploded in 2005 with sales of $3.4 billion and industry experts expect energy sales to triple in the next five years," stated Joseph G. Caporella, President. "We created a special niche in this competitive category when we introduced Rip It in delicious fruit flavors in late 2004.

    "Due to National Beverage's soft drink specialization - FLAVORS - many distribution partners had requested that we aggressively pursue expansion into the energy segments these past several years. National Beverage Corp. has a strong persona due to its financial strength and hybrid structure with manufacturing/distribution operations and the largest soft-drink warehouse distribution nationally. We believe that opportunities present at this time, coupled with the dynamics of our distribution partners, require expansion of our energy products," Caporella continued.

    "Our energized strategy is under way and will remain the focus of our company in the future...leaving no doubt in the consumers'
'minds/mouths' that flavored energy is 'FUNNER' and certainly that's what we're all about at National Beverage," concluded Caporella.

    National Beverage is a UNIQUE BEVERAGE COMPANY that innovates and produces energy drinks, powders, soft drinks, bottled waters, juices and juice products, and is highly recognized for a line of refreshing flavors through its popular brands: Shasta(R), Faygo(R), Ritz(R), Everfresh(R), Mr. Pure(R), LaCroix(R) , Rip It(R) , FREEK (TM) and Chic (TM).

    Fun, Flavor and 'E' Vitality...the National Beverage Way

    Note: This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include fluctuations in costs, changes in consumer preferences and other items and risk factors described in the Company's Securities and Exchange Commission filings and the Company disclaims an obligation to update any such factors or to publicly announce the results of any revisions to any forward-looking statements contained herein to reflect future events or developments.

    CONTACT: National Beverage Corp., Fort Lauderdale
             Grace A. Keene, 954-581-0922